Exhibit 10.11

EXECUTION COPY

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement”) is entered into as of the 6th day of April, 2015, by and between SoulCycle Holdings, LLC, a Delaware limited liability company (“SoulCycle Holdings”) on behalf of itself and its successor by conversion, SoulCycle Inc., a Delaware corporation (“SoulCycle Inc.”, which, together with SoulCycle Holdings, is referred to herein as the “Company”) and Elizabeth P. Cutler (“Employee”).

WHEREAS, Employee has been employed by SoulCycle Holdings as Co-CEO pursuant to the terms of an employment agreement dated May 23, 2011 (the “Prior Employment Agreement”);

WHEREAS, the Prior Employment Agreement was executed as part of a transaction in which Equinox Holdings, Inc. (“EHI”) effectively purchased 75% of the membership interests of SoulCycle Holdings from Employee, Julie Rice (co-founder of the SoulCycle business) and their respective Grantor Retained Annuity Trusts, and entered into the Second Amended and Restated Limited Liability Company Agreement of SoulCycle Holdings LLC providing for the ownership and governance of SoulCycle Holdings, which was subsequently amended and restated into its current form as the Third Amended and Restated Limited Liability Company Agreement;

WHEREAS, SoulCycle Holdings intends to convert from a limited liability company into SoulCycle Inc., a Delaware corporation (the “Conversion”);

WHEREAS, prior to the Conversion, the membership units of SoulCycle Holdings held by the Employee and the Employee Trusts shall be redeemed by SoulCycle Holdings (the “Redemption”) pursuant to that certain Redemption Agreement, of even date herewith, by and among SoulCycle Holdings, EHI, Employee, the Employee Trusts, Julie J. Rice, and the Rice Trusts (the “Redemption Agreement”); and

WHEREAS, in connection with the Conversion and the Redemption, the Company and the Employee desire to amend and restate the Prior Employment Agreement, effective as of, and contingent upon, the occurrence of the closing of the Redemption (such closing date, the “Effective Date” hereunder), and until the Effective Date, the Prior Employment Agreement shall continue to govern the Employee’s employment with the Company.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises contained herein and for other good and valuable consideration, the sufficiency of which is acknowledged, the Company and Employee hereby agree as follows, effective as of the Effective Date:

1.	Continued Employment: Position and Responsibilities.

Upon the terms and subject to the conditions of this Agreement, including the closing of the Redemption, the Company hereby continues to employ Employee, and Employee hereby accepts continued employment with the Company. During the Employment Period (as defined below), Employee shall serve as Co-CEO of the Company until such time as the Board of Directors of the Company (the “Board”) identifies a replacement Chief Executive Officer, after which the Employee shall thereafter serve as the Co-Founder and Chief Brand and Creative Officer of the Company, or such other similar titles as may be mutually agreed to by the Employee and the Board. Employee further agrees to fully support the hiring of the Board’s choice for the replacement Chief Executive Officer. The Employee shall faithfully, diligently, and exclusively perform services on behalf of the Company to the best of her ability during the Employment Period and shall devote her full working time, attention and energies to the business of the Company, its subsidiaries and divisions; provided, however, nothing in this Agreement shall be deemed to preclude the Employee from engaging in charitable, educational, religious, civic and similar types of activities (all of which shall be deemed to benefit the Company) and serving on the board of directors of any business or organization (other than any competitors of the Company or EHI) to the extent they do not interfere with Employee’s obligations hereunder. While Co-CEO, Employee shall report to, and have such duties and responsibilities as designated by, the Board. Following the hiring of a new Chief Executive Officer, Employee will report to and have such duties and responsibilities as designated by the new Chief Executive Officer. The principal place of employment of Employee shall be at the offices of the Company in New York, New York.

2.	Term.

This Agreement shall be effective as of the Effective Date and, unless Employee’s employment is terminated sooner pursuant to Section 4 below, shall continue through and including December 31, 2018 (the “Initial Term”). Effective upon the expiration of the Initial Term and of each Additional Term (as defined below), Employee’s employment hereunder shall be deemed to be automatically extended, upon the same terms and conditions as then in effect, for an additional period of one year (each an “Additional Term”), unless at least 30 days prior to the expiration of the Initial Term or Additional Term, either party shall have notified the other party hereto in writing that such extension shall not take effect. The Initial Term and each Additional Term shall be referred to as the “Employment Period”.

3.	Compensation: Perquisites and Expenses.

(a) Base Salary. As compensation for the services to be performed by Employee during the Employment Period, the Company shall pay Employee a base salary (the “Base Salary”) at an annualized rate of (i) $618,000 for calendar year 2015, (ii) $636,540 for calendar year 2016, (iii) $655,636 for calendar year 2017 and (iv) $675,305 for calendar year 2018, payable in equal installments on each of the Company’s regular payroll dates for its employees. All Base Salary shall be pro-rated for any partial years based on actual number of days (counting weekends and holidays as days employed) during such year in which Employee was employed divided by 365.

(b) Incentive Bonus.

(i) Certain defined terms.

The following capitalized terms that are used in Subsection 3(b)(ii) below, shall have the meanings given to them in this Subsection 3(b)(i):

(1) “Approved Annual Budget” for any calendar year shall mean the annual budget approved by the Board of Directors for such calendar year

(2) “Bonus Percentage” for any calendar year shall be determined as provided in Section 3(b)(ii) hereof.

(3) “Consolidated EBITDA of the Company and its Subsidiaries” for any calendar year shall mean the sum, without duplication, of:

(a)	consolidated net income of the Company and its Subsidiaries for such period, which will equal the aggregate net income (or loss) of the Company and its Subsidiaries for such period on a consolidated basis determined in accordance with GAAP, but will exclude therefrom in the case of a successor to the Company by consolidation or merger or as a transferee of the Company’s and its Subsidiaries assets, any net income of the successor corporation prior to such consolidation, merger or transfer of assets; and

(b)	to the extent that consolidated net income has thereby been increased or decreased as applicable in the circumstances:

(i) all income and franchise taxes of the Company and its Subsidiaries paid or accrued in accordance with GAAP for such period (but excluding all sales and use taxes and/or income taxes attributable to extraordinary or nonrecurring gains or losses or taxes attributable to sales or dispositions outside the ordinary course of business),

(ii) Consolidated Interest Expense of the Company and its Subsidiaries for such period,

(iii) consolidated non-cash charges for such period comprising Depreciation and amortization less any non-cash items increasing consolidated net income for such period,

(iv) any non-cash compensation charge arising from any grant of shares, options or other equity based awards,

(v) adjustments to GAAP rent to reflect actual rent paid in cash and included in the determination of consolidated net income during such period,

(vi) any expenses incurred in connection with the Redemption, the Conversion, the financing contemplated by the Redemption Agreement, and any initial public offering of the Company; and

(vii) all extraordinary items as defined by GAAP incurred or charged during such period.

(4) “Consolidated Interest Expense of the Company and its Subsidiaries” means, for any calendar year, the sum, without duplication, of:

(a)	the aggregate of the interest expense, net of interest income, of the Company and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, and

(b)	the interest component of capital lease obligations paid, accrued and/or scheduled to be paid or accrued by the Company and its Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP; provided, that Consolidated Interest Expense for any period shall exclude non-cash amounts attributable to amortization of debt discounts.

(5) “GAAP” means generally accepted accounting principles in the United States as in effect on the date hereof, applied consistently with the manner in which they were applied by the Company and its predecessors.

(6) “Incentive Bonus” has the meaning given such term in Section 3(b)(ii) hereof.

(7) “Percentage of Target EBITDA Achieved” for any calendar year means the percentage equivalent of the ratio of:

Consolidated EBITDA of the Company and its Subsidiaries for that calendar year to

Target EBITDA for such calendar year.

(8) “Target EBITDA” for any calendar year means the EBITDA reflected in the Approved Annual Budget for such calendar year.

(ii) Determination of Incentive Bonus Amount. Employee shall be entitled to receive, if earned, a cash incentive bonus (an “Incentive Bonus”) for each calendar year during the Employment Period commencing with the 2015 calendar year in an amount equal to the product of the Bonus Percentage for that calendar year and Employee’s Base Salary for that calendar year. The Bonus Percentage for each calendar year shall be based on the Percentage of Target EBITDA Achieved for that calendar year as follows:

If the Percentage of Target EBITDA Achieved for the calendar year	then the Bonus Percentage for that calendar year shall be:
is less than 90%,	0%.
is equal to or greater than 90% but less than 95%,	40%.
is equal to or greater than 95% but less than 96%,	60%.
is equal to or greater than 96% and less than 100%,	60% + a prorated portion of 40% equal to the ratio of (i) the excess of the Percentage of Target EBITDA Achieved over 95% to (ii) 5%.
is equal to 100%,	100%
is greater than 100%,	100% + 5% for each additional Percentage of Target EBITDA Achieved over 100%, subject to a cap of 110% of Target EBITDA (i.e., equating to a maximum possible Bonus Percentage of 150%)

(iii) The Incentive Bonus for any calendar year shall be paid promptly after audited financial statements for such calendar year are available but in any event no later than March 15th of the following calendar year. Subject to Section 4(f) and (g), Employee must be actively employed on the date any Incentive Bonus is to be paid in order to be entitled to receive any such bonus.

(c) Benefits. During the Employment Period, Employee shall (subject to the provisions of this Agreement and the Redemption Agreement) be eligible to participate in or receive benefits under the Company’s various employee benefit plans, policies or arrangements which are made available to senior executives of the Company (and which shall be no less favorable than the benefits currently afforded to Employee), and to the extent that employee receives benefits from EHI, such benefits shall be no less favorable to Employee than those afforded to senior executives of EHI and/or any of its other subsidiaries. The Company (including the officers and administrators who have responsibility for administering the plans) retains full discretionary authority to interpret the terms of the plans, as well as full discretionary authority with regard to administrative matters arising in connection with the plans including but not limited to issues concerning benefit eligibility and entitlement. The Company reserves the absolute right to modify, amend or terminate benefits at any time and for any reason, other than with respect to Employee’s individual participation therein as contemplated in this Agreement or the Redemption Agreement. In the determination of eligibility or benefits, the terms of the actual plan documents shall control.

(d) Deductions. To the extent required by law, all salary, bonuses, incentive payments and other compensation paid to Employee shall be less all applicable withholding taxes and lawful deductions.

(e) Expenses. The Company shall promptly reimburse Employee for all reasonable out-of-pocket business expenses incurred by Employee in performing her duties hereunder upon the submission of evidence, reasonably satisfactory to the Company, of the incurrence and purpose of each such expense and otherwise in accordance with the Company’s business travel and expenses policies and procedures now in force or as such policies and procedures may be modified in the future. It is understood and agreed that Employee shall be entitled to fly and be reimbursed for business class airfare on all international airline travel.

(f) Vacation. During the Employment Period, Employee shall be entitled to such number of consecutive paid vacation days and the aggregate number of paid vacation days, as customary for a CEO of a company, with due regard to the successful growth and operation of the Company’s business.

4.	Termination Prior to End of Employment Term

Employee’s employment under this Agreement may be terminated prior to the end of the Employment Period under the following circumstances:

(a) Termination Due to Death. Employee’s employment hereunder shall terminate upon Employee’s death.

(b) Termination Due to Disability. Employee’s employment hereunder shall terminate upon Employee becoming “Disabled.” For purposes of this Employment Agreement, “Disabled” shall mean if Employee is physically or mentally incapacitated so as to render Employee incapable of performing the essential functions of the job and such incapacity cannot be reasonably accommodated by the Company without undue hardship, and such incapacity continues for more than one hundred twenty (120) days in any twelve (12) consecutive month period, or for more than ninety (90) consecutive days. Employee’s employment termination hereunder shall be effective upon the date specified in written notice delivered by the Company to Employee pursuant to this Section 4(b).

(c) Termination by the Company for Cause. The Company may terminate immediately and without prior notice Employee’s employment hereunder at any time for Cause. For purposes of this Agreement, the term “Cause” shall mean (i) Employee committing theft or misappropriation of Company property, (ii) Employee’s conviction of, or entering a plea of guilty or nolo contendere, to a crime that constitutes a felony, or (iii) a material breach by Employee of this Agreement (other than Section 1), which, in the case of this clause (iii) only, has not been cured within thirty (30) days of Employee’s receipt of written notice from the Company specifying the nature of the breach. Notwithstanding the foregoing, any act or omission that Employee is permitted to take, or that is otherwise taken by Employee, in the exercise of her rights as a shareholder or member of the Board of the Company that is not otherwise prohibited by the provisions of this Agreement shall not be deemed to constitute Cause hereunder.

(d) Termination by the Company Without Cause. Employee acknowledges that her employment is “at-will”. The Company may terminate Employee’s employment hereunder at any time without Cause by providing Employee with sixty (60) days prior notice of termination.

(e) Termination by Employee. Employee may terminate her employment hereunder (i) for Good Reason (as defined below) by providing the Company with written notice of termination at least sixty (60) days prior to the effective date of such termination or (ii) without Good Reason at any time (it being understood that a termination under this Section 4(e)(ii) shall not be considered a termination for Good Reason). A termination of employment by Employee for “Good Reason” shall mean a termination by Employee of her employment with the Company upon the occurrence of any of the following events and the failure by the Company to correct the circumstances set forth in Employee’s notice of termination within twenty (20) days of such notice (provided, that the Company shall have no cure right with respect to clause (ii) below, provided, further, that the cure period shall be thirty (30) days in the case of clause (iv) below, provided, further, that there shall be no cure period in the case of clause (v) below): (i) the assignment to Employee of duties and responsibilities which are materially different from, and that result in a substantial diminution of, the duties and responsibilities that she has or is to assume on the date hereof pursuant to Section 1, (ii) a reduction in the rate of, or failure to timely pay, Employee’s Base Salary or Incentive Bonus (except for the reductions expressly provided for in this Agreement), (iii) the Company requiring Employee to be based anywhere other than New York, New York (periodic and reasonable business travel shall not be considered basing Employee elsewhere), (iv) a material breach by the Company of this Agreement, the Redemption Agreement or a material breach by the Company or EHI of any other agreements with Employee, or (v) the failure of the Company’s sole incorporator to take the action described in Section 8(d)(ii) of the Redemption Agreement within one (1) business day after the Conversion; provided, however, the resulting diminution of title, duties and responsibilities from the hiring of a replacement CEO pursuant to Section 1 shall not be deemed Good Reason for purposes of clause (i) above.

(f) Termination Other than Without Cause or for Good Reason. In the event of any termination of employment pursuant to this Section 4 other than a termination by the Company without Cause pursuant to Section 4(d) or by Employee for Good Reason pursuant to Section 4(e), Employee shall not be entitled to any additional compensation, severance, separation, termination or other payments or benefits, except (i) as may specifically be set forth in the surviving provisions of the Third Amended and Restated Limited Liability Company Agreement of SoulCycle Holdings, LLC, any agreement evidencing the Conversion and/or the Redemption, or any other agreement or instrument agreed to between EHI, on the one hand, and Employee, on the other hand (the “Separate Obligations”) and (ii) for any accrued but unpaid Base Salary or Incentive Bonus as of the termination of Employee’s employment (the “Accrued Obligations”); provided that if Employee worked a full calendar year and Employee terminates her employment without Good Reason after the end of such calendar year but prior to the payment of the Incentive Bonus for such calendar year, then Employee shall be entitled to receive the Incentive Bonus, if any, for such calendar year, which shall be due and payable in accordance with Section 3(b)(iii) of this Agreement.

(g) Termination Without Cause or for Good Reason. If Employee’s employment is terminated by the Company without Cause pursuant to Section 4(d) or by Employee for Good Reason pursuant to Section 4(e), Employee shall be entitled to receive, and the Company’s sole obligation to Employee thereafter under this Agreement shall be to pay or provide to Employee, the following:

(i)	the Accrued Obligations;

(ii)	the Separate Obligations;

(iii)	if Employee worked a full calendar year and her employment is terminated by the Company without Cause or by the Employee for Good Reason after the end of such calendar year but prior to the payment of the Incentive Bonus for such calendar year, then Employee shall be entitled to receive the Incentive Bonus, if any, for such calendar year, which shall be due and payable in accordance with Section 4(g)(v) of this Agreement;

(iv)	if Employee’s employment is terminated by the Company without Cause or by the Employee for Good Reason, then Employee shall be entitled to receive a pro-rated Incentive Bonus, if any, for the calendar year during which their employment was terminated, which shall be due and payable in accordance with Section 4(g)(v) of this Agreement; and

(v)	subject to Employee’s compliance with Section 5 hereof, payments for the duration of the Restriction Period (as defined in Section 5(c) below) in an annualized amount equal to the Employee’s Base Salary, at the rate in effect immediately prior to the termination of Employee’s employment over the duration of the Restriction Period, the “Severance Payments”). The Severance Payments shall be paid in accordance with the Company’s customary payroll practices, commencing on the first regular payroll date on or following such termination of employment and the first payment shall include the cumulative amount of any payments that would have already accrued following the termination of the Employment Period.

5.	Restrictive Covenants.

(a) Confidential Information. Employee acknowledges and agrees that the Company and its Affiliates (including, without limitation, EHI) is engaged in a highly competitive business, that its competitive position depends upon its ability to maintain the confidentiality of the Confidential Information (as defined below), and that disclosing, divulging, revealing or using any of the Confidential Information in any manner other than in connection with the Company’s business or as specifically authorized by the Company, may be highly detrimental to the Company or any of its Affiliates (including, without limitation, EHI). Accordingly, from and after the date of the execution of the Prior Employment Agreement and for so long thereafter as the pertinent information or documentation remains confidential, Employee shall not disclose to any third party any confidential or proprietary trade secrets, lists of current, former or prospective members, customers or clients, drawings, designs, information regarding product development, marketing plans, sales plans, manufacturing plans, management organization information, operating policies or manuals, business plans, financial data and records, or other financial, commercial, business or technical information relating to the Company or any of its Affiliates (including, without limitation, EHI) or that the Company or any of its Affiliates (including, without limitation, EHI) may receive belonging to suppliers, customers or others who do business with the Company or any of its Affiliates (including, without limitation, EHI) (collectively, the “Confidential Information”). Notwithstanding the foregoing, “Confidential Information” does not include information which is or becomes generally available to the public (other than as a result of a wrongful disclosure by Employee).

(b) Return of Materials. Employee further agrees to deliver to the Company, immediately upon termination from employment or at any time the Company so requests in writing, (i) any and all documents, files, notes, memoranda, models, databases, computer files and/or other computer programs reflecting any Confidential Information whatsoever or otherwise relating to the Company’s business or that of any of its Affiliates (including, without limitation, EHI); (ii) lists of Company’s or any of its Affiliates’ (including, without limitation, EHI) clients or leads or referrals to prospective clients; and (iii) any computer equipment, home office equipment, mobile equipment (blackberries, cell phones, etc.) automobile or other business equipment belonging to Company or any of its Affiliates (including, without limitation, EHI), in each case, only to the extent then in Employee’s possession or control.

(c) Non-competition. In consideration of their sale of equity in SoulCycle Holdings pursuant to the Redemption Transaction, during the period commencing on the date hereof and ending thirty (30) months after termination of Employee’s employment with the Company for any reason (the “Restriction Period”), Employee shall not, directly or indirectly, own any interest in, operate, join (other than as a customer), control or participate as a partner, director, principal, officer, agent or spokesperson of, enter into the employment of, act as a consultant or contractor to, or perform any services, paid or unpaid, for, or solicit investments in, any entity that is engaged in any business providing any form of in-premises fitness related training or classes, other than full service health clubs and/or gyms, in any jurisdiction in which the Company or any of its Affiliates (including, without limitation, EHI) operates or in which any of the foregoing has documented plans to operate of which Employee has knowledge at the time of Employee’s termination of employment.

(d) Non-Solicitation of Members and Customers. In consideration of their sale of equity in SoulCycle Holdings pursuant to the Redemption Transaction, during the Restriction Period, Employee shall not, directly or indirectly, for her own account or the account of any other party, in any jurisdiction in which the Company or any of its Affiliates (including, without limitation, EHI) operates, has commenced or made plans to commence operations, solicit or induce any person who is a member or customer of the Company or any of its Affiliates (including, without limitation, EHI) or any prospect, sales lead or potential member or customer thereof, to alter or terminate his or her membership or customer relationship with the Company or any of its Affiliates (including, without limitation, EHI).

(e) Non-Solicitation of Employees. In consideration of their sale of equity in SoulCycle Holdings pursuant to the Redemption Transaction, during the Restriction Period, Employee shall not, directly or indirectly, for her own account or for the account of any other person in any jurisdiction in which the Company or any of its Affiliates (including, without limitation, EHI) operates, has commenced or made plans to commence operations, (i) solicit for employment, employ or otherwise interfere with the relationship of the Company with any person who, during the six-month period prior to such solicitation, employment or interference, is or was employed by or otherwise engaged to perform services for the Company or (ii) induce any employee of the Company to engage in any activity which Employee is prohibited from engaging in under any of the paragraphs of this Section 5 or to terminate his or her employment with the Company; provided, however, this Section 5(c) shall not prohibit hiring anyone who responds to a general solicitation or advertisement, or who was terminated by the Company without Cause or who resigned with Good Reason.

(f) Non-Disparagement. In consideration of their sale of equity in SoulCycle Holdings pursuant to the Redemption Transaction, during the Restriction Period, neither Employee nor the Company or any of its Affiliates (including EHI) will, directly or indirectly, (i) engage in any conduct or make any statement, whether in commercial or noncommercial speech, disparaging or criticizing in any way the other or any of its Affiliates, or any of the products or services offered by any of them or (ii) engage in any other conduct or make any other statement, in each case, which could reasonably be expected to impair the goodwill or reputation of the other or any of its Affiliates, the reputation of the products and services of the other or any of its Affiliates or the marketing of the products and services of the other or any of its Affiliates.

(g) Breach by Company. Notwithstanding any other provisions to the contrary, in the event the Company fails to make a payment of the Severance Payments when due and fails to cure that non-payment within thirty (30) days of its receipt of written notice from Employee specifying the nature of the breach, the Restriction Period shall terminate with respect to Employee’s obligations to the Company under Section 5(c), (d), (e) or (f).

6.	Injunctive Relief with Respect to Covenants.

(a) Certain Acknowledgments. Employee acknowledges and agrees that Employee will have a prominent role in the management of the Company business and the development of the goodwill, of the Company and its Affiliates (including, without limitation, EHI) and will establish and develop relations and contacts with the principal customers and suppliers of the Company and its Affiliates (including, without limitation, EHI) in the United States of America and the rest of the world, all of which constitute valuable goodwill of, and could be used by Employee to compete unfairly with, the Company and its Affiliates (including, without limitation, EHI) and that (i) in the course of her employment with the Company, Employee will obtain confidential and proprietary information and trade secrets concerning the business and operations of the Company and its Affiliates (including, without limitation, EHI) in the United States of America and the rest of the world that could be used to compete unfairly with the Company and its Affiliates (including, without limitation, EHI); (ii) the covenants and restrictions contained in Section 5 are intended to protect the legitimate interests of the Company and its Affiliates (including, without limitation, EHI) in their respective goodwill, trade secrets and other confidential and proprietary information; and (iii) Employee desires to be bound by such covenants and restrictions.

(b) Injunctive Relief. Each of the parties hereto acknowledges and agrees that a violation of any of the terms of Section 5 may cause the other irreparable injury for which adequate remedies are not available at law. Therefore, each of the parties agrees that the other shall be entitled to seek an injunction, restraining order or such other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain the other from committing any violation of such covenants, obligations or agreements. These injunctive remedies are cumulative and in addition to any other rights and remedies the aggrieved party may have.

7.	Entire Agreement

This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof. All prior correspondence and proposals (including but not limited to summaries of proposed terms) and all prior promises, representations, understandings, practices and agreements relating to such subject matter (including but not limited to (i) those made to or with Employee by any other person, and (ii) the Prior Employment Agreement from and after the Effective Date) are superseded hereby.

8.	Indemnification

The Company hereby agrees that it shall indemnify and hold harmless Employee to the fullest extent permitted by law from and against any and all liabilities, costs, claims and expenses, including all costs and expenses incurred in defense of litigation (including attorneys’ fees and costs, as they are incurred), arising out of the employment of Employee hereunder, except to the extent that any such liabilities, costs, claims and expenses are found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from arising out of or based up on the gross negligence or willful misconduct of Employee. Costs and expenses incurred by Employee in defense of such litigation (including attorneys’ fees and costs) shall be paid by Company in advance of the final disposition of such litigation upon receipt by Company of (a) a written request for payment (b) appropriate documentation evidencing the incurrence, amount and nature of the costs and expenses for which payment is being sought, and (c) an undertaking adequate under applicable law made by or on behalf of Employee to repay the amounts so paid if it shall ultimately be determined that Employee is not entitled to be indemnified by the Company under this Agreement, including but not limited to as a result of such exception. The Company and Employee will consult in good faith with respect to the conduct of any such litigation, and Employee’s counsel shall be selected with the consent of the Company (not to be unreasonably withheld, conditioned or delayed). The Company shall maintain and pay the premiums on an appropriate level and type (including without limitation, “Side A” coverage) of director’s and officer’s liability insurance, and employment practices and general liability insurance, covering Employee during the Employment Period and during the Restriction Period.

9.	Miscellaneous

(a) Binding Effect; Assignment. This Agreement shall be binding on and inure to the benefit of the Company, and its respective successors and permitted assigns. This Agreement shall also be binding on and inure to the benefit of Employee and her heirs, executors, administrators and legal representatives. This Agreement shall not be assignable by any party hereto without the prior written consent of the other parties hereto, except that the Company may effect such an assignment without prior written approval of Employee upon the transfer of all or substantially all of its business and/or assets (by whatever means).

(b) Governing Law, etc.

(i) Governing Law. This agreement shall be governed in all respects, including as to validity, interpretation and effect, by the internal laws of the State of New York without giving effect to the conflict of laws rules thereof to the extent that the application of the law of another jurisdiction would be required thereby.

(ii) Consent to Jurisdiction. Each party hereby irrevocably submits to the jurisdiction of the courts of the State of New York and the federal courts of the United States of America located in the County of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby. Each party hereby waives and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation and enforcement hereof, or any such document or in respect of any such transaction, that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts. Each party hereby consents to and grants any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that the mailing of process or other papers in connection with any action or proceeding in the manner provided herein in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

(c) Taxes. To the extent required by law, the Company shall have the power to withhold, or require Employee to remit to the Company promptly upon notification of the amount due, an amount sufficient to satisfy the statutory minimum amount of all Federal, state, local and foreign withholding tax requirements with respect to any payment of cash, or issuance or delivery of any other property hereunder, and the Company may defer any such payment of cash or issuance or delivery of such other property until such requirements are satisfied.

(d) Amendments. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is approved by the Board or a person authorized thereby and is agreed to in writing by Employee and the Company. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No waiver of any provision of this Agreement shall be implied from any course of dealing between or among the parties hereto or from any failure by any party hereto to assert its rights hereunder on any occasion or series of occasions.

(e) Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

(f) Blue Pencil. If any court of competent jurisdiction shall at any time deem the Restriction Period too lengthy, the other provisions of Section 5 shall nevertheless stand and the Restriction Period herein shall be deemed to be the longest period permissible by law under the circumstances. The court shall reduce the time period to permissible duration or size.

(g) Notices. Any notice or other communication required or permitted to be delivered under this Agreement shall be (i) in wiring, (ii) delivered personally, by courier service or by certified or registered mail, first-class postage prepaid and return receipt requested, (iii) deemed to have been received on the date of delivery or, if so mailed, on the third business day after the mailing thereof, and (iv) addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

(A)	If to the Company, to it at:

c/o Equinox Holdings, Inc.

895 Broadway

New York, New York 10003

Tel: (212) 677-0180

Fax: (212) 777-9510

Attention: Harvey Spevak

With a copy to:

Equinox Holdings, Inc.

895 Broadway

New York, NY 10003

Attention: General Counsel

(B)	If to Employee, to her at her residential address as currently on file with the Company, with a copy to:

Steven E. Siesser, Esq.

Lowenstein Sandler LLP

1251 Avenue of the Americas, 18th Floor

New York, New York 10020

Tel: (212) 204.8688

Fax: (973) 597.2507

(h) Legal Review. Each of the parties hereto hereby represents that such party has had the opportunity to review this Agreement carefully and to consult with counsel prior to the execution of this Agreement and that such party does fully understand all the terms of this Agreement.

(i) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

(j) Headings. The section and other headings contained in this Agreement are for the convenience of the parties only and are not intended to be a part hereof or to affect the meaning or interpretation hereof.

(k) Certain Definitions.

“Affiliate”: with respect to any Person, means any other Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with the first Person, including but not limited to a Subsidiary of the first Person, a Person of which the first Person is a Subsidiary, or another Subsidiary of a Person of which the first Person is also a Subsidiary.

“Control”: with respect to any Person, means the possession, directly or indirectly, severally or jointly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

“Employee Trusts”: means the Irrevocable Trust FBO Lucia Hodges Cutler u/t/d March 20, 2011 and the Irrevocable Trust FBO Nina Plamondon Cutler u/t/d March 20, 2011.

“Grantor Retained Annuity Trust”: with respect to the Employee, means the Elizabeth Plamondon Cutler 2011 GRAT and, with respect to Julie Rice, means the Julie J. Rice 2011 GRAT.

“Person”: any natural person, firm, partnership, limited liability company, association, corporation, company, trust, business trust, government authority or other entity.

“Rice Trusts”: means the Trust F/B/O Parker R. Rice under Julie J. Rice 2011 GRAT and Trust F/B/O Phoebe Rice under Julie J. Rice 2011 GRAT.

“Subsidiary”: with respect to any Person, each corporation or other Person in which the first Person owns or Controls, directly or indirectly, capital stock or other ownership interests representing 50% or more of the combined voting power of the outstanding voting stock or other ownership interests of such corporation or other Person.

10.	409A Compliance

All payments under this Agreement are intended to comply with or be exempt from the requirements of Section 409A of the Code and regulations promulgated thereunder (“Section 409A”). As used in this Agreement, the “Code” means the Internal Revenue Code of 1986, as amended. To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A, such provision shall be read in such a manner so that no payment due to Employee shall be subject to an “additional tax” within the meaning of Section 409A(a)(1)(B) of the Code. If necessary to comply with the restriction in Section 409A(a)(2)(B) of the Code concerning payments to “specified employees,” any payment on account of Employee’s separation from service that would otherwise be due hereunder within six (6) months after such separation shall be delayed until the first business day of the seventh month following the date of termination and the first such payment shall include the cumulative amount of any payments that would have been paid prior to such date if not for such restriction, together with interest on such cumulative amount during the period of such restriction at a rate, per annum, equal to the applicable federal short-term rate (compounded monthly) in effect under Section 1274(d) of the Code on the date of termination. Each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A. In no event may Employee, directly or indirectly, designate the calendar year of payment. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Employee’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit. Notwithstanding anything contained herein to the contrary, Employee shall not be considered to have terminated employment with the Company for purposes of Section 4(g) hereof unless Employee would be considered to have incurred a “termination of employment” from the Company within the meaning of Treasury Regulation §1.409A-1(h)(1)(ii).

11.	Redemption Agreement.

Notwithstanding anything in this Agreement to the contrary, this Agreement shall automatically, without further action, notice or deed, terminate upon the termination of the Redemption Agreement in accordance with its terms, and shall thereupon be null and void ab initio. During the period of time from the date hereof until the Effective Date, or if the Effective Date shall not occur, then upon such termination, the Prior Employment Agreement shall remain in full force and effect in accordance with its terms as though this Agreement never existed.

[SIGNATURES PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Amended and Restated Employment Agreement, on the dates set forth below:

/s/ Elizabeth P. Cutler
Elizabeth P. Cutler

4/6/15
Date

SoulCycle Holdings, LLC, on behalf of itself and its successor by conversion, SoulCycle Inc.

By:	/s/ Larry M. Segall
Name:	Larry Segall
Title:	Executive Vice President and Chief Financial Officer

4/6/15
Date

[Signature page to Cutler A&R Employment Agreement]